UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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INSITE VISION INCORPORATED

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August 22, 2008

Dear Fellow Stockholder:

As you may be aware, Pinto Technology Ventures, L.P. (“Pinto”) is attempting to take control of your company by nominating a slate of hand-picked nominees at this year’s annual meeting of stockholders without offering (i) to pay stockholders a change of control premium or (ii) to provide any new plans other than those we either have already implemented or are considering. It is unfortunate that Pinto has chosen to initiate a distracting and costly proxy fight at this time, a time in which we are focusing on growing our business and transitioning the company to a commercially-focused organization.

WARNING!

If successful, Pinto, with interests not necessarily aligned with all other stockholders, will take control of your company, without paying a premium.

To ensure that Pinto does not take over your company without offering a premium to all stockholders, we urge you to vote the WHITE proxy card FOR InSite Vision’s Board TODAY—by telephone, Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. Remember: only latest dated proxy counts.

InSite Vision Has Made Every Attempt to Settle This Contest

On numerous occasions, we offered to nominate two of Pinto’s members to the Board of Directors, reinforcing our belief that key investors can add value with minority representation. We also offered to begin a search for a new CEO with Dr. Chandrasekaran transitioning to an Executive Chairman role to oversee the regulatory process of ISV-502, our product candidate in Phase 3 pivotal trials for the treatment of lid margin disease, and help select new products for our portfolio. This would help ensure a smooth transition to a commercially-focused company, with little risk of employee turnover and project disruption.

Despite your Board’s and management’s efforts to work constructively with Pinto to avoid this unnecessary and costly proxy contest, Pinto chose not to accept the Board’s offers. Instead, Pinto is seeking to obtain control of 100% of the Board, while currently only owning 8.2 percent of your company’s outstanding common stock with unexercised warrants to purchase additional shares. While we believe that it may be appropriate for Pinto to have up to two Board seats, we do not believe that an 8.2% stockholder should control the entire Board of Directors of your company. Given the current wide diversity of InSite common stock ownership, we believe that no single stockholder should have control of the Board, where they would be responsible for representing the interests of all stockholders, and not their own, unaligned interests.

InSite Vision’s Current Management Has Outlined Its Strategy to Enhance Value for ALL Holders

As recently as August 11, 2008 on our 2nd Quarter Earnings conference call, we clearly stated our strategy and plan and listed a series of milestones over the next 18 months, which we believe will significantly increase our revenues. Our goal is to build a multiple-product company focused on unique ocular products. The milestones include Phase 3 data from our ISV-502 clinical trial, additional agreements for sales of AzaSite outside of the U.S., out-licensing of ISV-502, the announcement of new product opportunities, and beginning of revenue from international sales of AzaSite.

We (a) are evaluating new product opportunities that will maximize the use of our core technology, DuraSite, to include other molecules besides azithromycin and (b) are preparing for the production of units for our international partners, including a plan for a reduction of our cost-of-goods sold which is increasingly important in the low-margin international markets.

Our Board has supplemented our management team to implement our evolution to a multi-product, commercially oriented organization, including, the addition of a new Chief Financial Officer, Chief Medical Officer, and Vice President of Operations. With their added input, we already concluded a substantial $60 million non-dilutive and non-recourse financing to provide the resources for our pipeline development. To help motivate employees to effect this transition, we have linked their pay to our corporate performance by implementing a bonus program that is directly tied to the accomplishment of key corporate goals – if those goals are not met, these bonuses will not be paid. In other words, the compensation of our management team is directly tied to the accomplishment of key objectives that we believe will also drive stockholder value.

InSite Vision’s Strategic Plan and Initiatives Are Underway

• Our top current initiative is to support Inspire in their sales of AzaSite, which is now the number three branded product in treating bacterial conjunctivitis in the United States. AzaSite sales had a strong second quarter performance with revenues increasing 79% and prescriptions increasing 59% over the first quarter, truly impressive after being on the market less than a year. We proactively engage in collaborative communication with Inspire, designed to enhance both technical and commercial AzaSite opportunities (manufacturing, development, physician/patient support, new markets, etc.). Standard coordination committee meetings with senior management of both companies are conducted twice a month, supplemented by InSite attendance at Inspire sales and training meetings, and major physician conferences (American Academy of Ophthalmology [AAO], American Society of Cataract and Refractive Surgery [ASCRS] and The Association for Research in Vision and Ophthalmology [ARVO]) – all designed to explore options for increasing AzaSite sales.

· Our second top initiative is to secure approval for ISV-502, our drug candidate for lid margin disease where no FDA-approved drug for this widespread malady currently exists. We expect to be able to report top line Phase 3 pivotal trial data from the first trial at the beginning of 2009 (as we are ahead of schedule with enrollment) and plan to start enrollment in India beginning in the 4th quarter of 2008 for the second Phase 3 trial. We have been able to more quickly advance ISV502 through Phase 3 trials, because we secured the $60-million financing. Without this nondilutive, non-recourse financing, our pipeline development would have been much slower.

• Our third initiative is to grow our product pipeline. Over the past few months, we examined dozens of potential products to fill our pipeline, including multiple DuraSite-compatible molecules across a spectrum of ocular indications. We are investigating other product and collaboration opportunities with both the DuraSite-azithromycin platform and/or with DuraSite and other molecules.

• Our fourth initiative is to expand our business globally, which we expect will generate increased revenue beginning in the second half of 2009. We are implementing a variety of operational adjustments to support a broader, international commercial organization. These adjustments will enable us to assist our partners with regulatory filings and provide technical support for their sales and marketing needs. We started our search for international partners following the approval of AzaSite in the United States and have grown the network to include markets in 7 countries outside of the U.S. In the second quarter, we added Essex Biopharm Limited, who will market AzaSite in China, currently the 3rd largest third largest single-country ocular anti-infective market in the world behind only the United States and Japan. We anticipate at least two more deals will be finalized before the end of this year, including an agreement for specific countries in Europe. As we have said repeatedly, pricing in these international markets is typically considerably lower than in the United States market and, thus, we anticipate modest up-front payments from these international partners and royalties in the low double digits. These deals assume that our partners will be responsible for gaining approval of AzaSite in their respective countries and any additional clinical trials that may be required for that approval.

If Pinto is successful in its efforts to unseat your entire Board and management team, we believe that our strategic plan, which we are in the midst of executing, will be severely disrupted. Unlike Pinto, your management team does not need 100 days to formulate a plan and will instead use that critical time to continue to build your company into a diversified, multi-product commercial company.

Protect your Investment – Vote the WHITE Proxy Card TODAY

Do not be misled by Pinto’s claims! To develop AzaSite, your Board and management team spent only 5 percent of the average cost of developing a pharmaceutical product, according to Biotechnology Industry Organization. Further, we have secured the $60 million needed to move forward with the new products in the pipeline without issuing any new stock and diluting shareholders.

Your Board is committed to protecting and enhancing the value of your investment in InSite Vision and positioning ourselves to be a leader in our industry. We believe that our initiatives and strategic plan will lead to creating value for ALL of our stockholders. To prevent Pinto’s nominees from taking control of your company, please use the enclosed WHITE proxy card to vote FOR the InSite Vision nominees.

Remember: the latest dated proxy is the ONLY card that will be counted for either side. Only one card is counted.

If you have any questions, or need assistance in voting your shares, please feel free to call our proxy solicitor, D.F. King & Co., Inc., at (800) 578-5378 (toll-free).

Thank you for your continued support.

Respectfully Yours,

THE BOARD OF DIRECTORS

S. Kumar Chandrasekaran, Ph.D.	Francis W. Chen, Ph.D.	Mitchell H. Friedlaender, M.D.

John L. Mattana	Jon S. Saxe, Esq.	Anders P. Wiklund

IMPORTANT

Your vote is important. No matter how many shares you own, please support the InSite Vision Board of Directors by voting your WHITE proxy by following these easy steps:

SIGN the enclosed WHITE proxy card

DATE the enclosed WHITE proxy card

MAIL the enclosed WHITE proxy card TODAY.

You may also vote by telephone or internet. Please follow the simple instructions enclosed and have your proxy available. Remember, its only your latest dated proxy for the Annual Meeting that will count at such meeting. DO NOT vote any GOLD proxy that you receive from Pinto Technology Ventures.

If you have any questions or require any assistance in voting your proxy, please contact D.F. King & Co., Inc. at the address or telephone number set forth below.

D.F. KING & CO., INC. 48
WALL STREET NEW YORK,
NEW YORK 10005 Call Collect:
(212) 269-5550 or Call Toll Free:
(800) 578-5378